Exhibit 99.1

4300 Wildwood Parkway
Atlanta, GA  30339
1-888-502-BLUE
www.BlueLinxCo.com

BlueLinx Contact Information:
Susan O’Farrell, SVP, CFO & Treasurer	Natalie Poulos, Investor Relations
BlueLinx Holdings Inc.	BlueLinx Holdings Inc.
(770) 953-7000	(866) 671-5138
investor@bluelinxco.com

FOR IMMEDIATE RELEASE
BLUELINX APPOINTS KAREL K. CZANDERNA TO THE BOARD OF DIRECTORS
ATLANTA – December 11, 2017 - BlueLinx Holdings Inc. (NYSE: BXC) (the “Company” or “BlueLinx”), a leading distributor of building and industrial products in the United States, today announced that Karel K. Czanderna, President and Chief Executive Officer of Flexsteel Industries, Inc. (“Flexsteel”), a Nasdaq listed company, has been appointed to BlueLinx’s Board of Directors, effective January 1, 2018.
Mitch Lewis, President and CEO of BlueLinx, commented on the announcement saying “Karel is an accomplished and experienced business leader. We believe that she will add tremendous value to the organization and we look forward to reaping the benefits of her unique perspective, insight, and counsel.”
Ms. Czanderna has been the CEO of Flexsteel since 2012. Prior to joining Flexsteel, Ms. Czanderna served as Group President of Building Materials for Owens Corning. She also previously held various executive management positions with Whirlpool Corporation including Vice President, North America Cooking Products, Vice President & General Manager, Global KitchenAid and Jenn-Air Businesses, and Vice President, Global Refrigeration & Water Products. Ms. Czanderna began her career with Eastman Kodak Company, where she spent 18 years and served in a variety of leadership roles.
Ms. Czanderna currently sits on the boards of Flexsteel, American Home Furnishings Alliance, and American Home Furnishings Hall of Fame Foundation Inc. She has previously served on the boards of A&E Factory Service LLC, Bremson, Inc., Materials Research Society, and Clarkson University.
Ms. Czanderna earned a Bachelor of Science degree with distinction in Physics and Humanities from Clarkson University, and a Master of Science and Ph.D. in Materials Science and Engineering from Cornell University.
About BlueLinx Holdings Inc.
BlueLinx Holdings Inc., operating through its wholly owned subsidiary BlueLinx Corporation, is a leading distributor of building and industrial products in the United States. The Company is headquartered in Atlanta, Georgia and operates its distribution business through its broad network of distribution centers. BlueLinx is traded on the New York Stock Exchange under the symbol BXC. Additional information about BlueLinx can be found on its website at www.BlueLinxCo.com.

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